EXHIBIT 99

CON-WAY INC.
2855 CAMPUS DRIVE, SUITE 300
SAN MATEO, CA 94403
(650) 378-5200
                                                         NEWS RELEASE


                                                             Contacts:

                                              Media - Gary Frantz
                                                         (650) 378-5335

                                          Investors - Patrick Fossenier
                                                         (650) 378-5353



FOR IMMEDIATE RELEASE


        CON-WAY AND GENERAL MOTORS TO ENTER DISCUSSIONS REGARDING

                         PURCHASE OF VECTOR SCM


SAN MATEO, Calif. - June 29, 2006 - Con-way Inc. (NYSE: CNW) disclosed today that it received notice from General Motors Corporation (NYSE: GM) of its intent to exercise its call right and enter into negotiations to purchase

Vector SCM, LLC, the joint venture formed by Menlo Worldwide, LLC, Con-way's global contract logistics subsidiary, and GM in December 2000 to deliver lead logistics provider services for GM's global supply chain.



The terms of the joint venture give GM the right to exercise a buy-out of

Vector, subject to agreement on valuation, terms and conditions.



The companies will promptly enter into discussions intended to establish a valuation for the venture and proposed terms of a transaction.



GM notified Con-way that consistent with its turnaround plan and the goal of further integrating global activities in this area, it had made a strategic decision to resume more direct control over its logistics functions.



Vector will provide ongoing services and support to GM during the valuation discussion process, and during a subsequent post-transaction transition.  The two companies also will be forming a transition team to manage resource planning and ensure a smooth transfer of services and functions.



Contracts where Vector is providing services to non-GM entities will be transitioned to Menlo.



"We're proud of the value that Vector SCM has delivered," said Douglas W.

Stotlar, Con-way president and CEO. "Over its term our investment in Vector has returned significant profits for Menlo and Con-way.  It's a proven success story that shows how a lead logistics provider can drive out costs and create competitive advantage."



Stotlar added that the company will continue to pursue lead logistics provider, or 4PL opportunities, with the resources of Menlo Worldwide.



Con-way Inc. (NYSE:CNW) is a $ 4.2 billion freight transportation and logistics company with businesses in less-than-truckload and full truckload freight services, expedite, brokerage, contract logistics, warehousing,

supply chain management and trailer manufacturing.